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                                                                    Exhibit 10.6

                                LICENSE AGREEMENT

         This LICENSE AGREEMENT (the "Agreement") is entered into as of the 29th day of December, 1999, by and between ABM MANUFACTURING, INC., an Ohio corporation ("ABM Manufacturing") and JACOBSON RESONANCE ENTERPRISES, INC., a Nevada corporation ("JRSE").

                                WITNESSETH, That:

         WHEREAS, JRSE has developed and has an exclusive license with respect to certain technologies, as more specifically described in Section 1 hereof, for use in the production of magnetic resonance machines; and

         WHEREAS, JRSE and Akron Bio-Medical Corp. ("ABMC") have entered into a certain Distribution Agreement of even date herewith (the "Distribution Agreement") whereby JRSE has granted to ABMC a non-exclusive license to distribute said magnetic resonance machines; and

         WHEREAS, JRSE has agreed to grant to ABM Manufacturing a non-exclusive license to use the Technology (as such term is hereinafter defined) for the purposes herein specified, upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, JRSE has further agreed to grant to ABM Manufacturing a non-exclusive license to use the Proprietary Marks (as such term is hereinafter defined) for the purposes herein specified, upon the terms and subject to the conditions set forth in this Agreement.



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         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto do hereby agree as follows:

         1. Description of Technology and Proprietary Marks.

               (a) The parties agree and acknowledge that JRSE has developed and has an exclusive license with respect to certain technologies used in the production of a portable magnetic resonance machine (the "Portable Unit") and non-portable magnetic resonance machines (collectively, the "Other Units"). For purposes hereof, the terms "Portable Units" and "Other Units" shall be deemed to include any improvements, upgrades or modifications made to the Portable Units or the Other Units, as the same exist as of the date of this Agreement, and any future models thereof. In addition, JRSE has an exclusive license with respect to certain design and engineering drawings, tooling and fixture data, specifications, written descriptions, procedure documentation, operating and maintenance manuals and like materials associated with the Portable Units and the Other Units (the "Technological Data"). The technologies described hereinabove and the Technological Data are sometimes collectively referred to in this Agreement as the "Technology".

               (b) The parties further agree and acknowledge that JRSE has obtained or may during the term of this Agreement obtain rights to various trade names, trademarks, service marks and related logos associated with the Portable Units and the Other Units (collectively, the "Proprietary Marks"). For purposes of this Agreement, the term Proprietary Marks shall be deemed to include any trade names, trademarks, service marks and logos associated with the Portable Units or the Other Units, including but not limited to those names, marks and logos which are registered with the U.S. Patent and Trademark Office or any state agency.

         2. Grant of License.

               (a) Upon the terms and subject to the conditions set forth in this Agreement including, but not limited to, the right of termination set forth


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in Section 3 hereof, JRSE hereby grants to ABM Manufacturing, and ABM
Manufacturing hereby accepts from JRSE, the following:

                    (i) A non-exclusive license to manufacture the Portable Units and the Other Units (and to perform all testing and related activities associated therewith) and to sell the Portable Units and the Other Units to third-party distributors, provided that ABM Manufacturing shall only be entitled to sell and/or ship the Portable Units and the Other Units to those other distributors who have entered into distributorship arrangements with JRSE; and

                    (ii) A non-exclusive license to use the Proprietary Marks in connection with the activities described in the preceding Section 2(a)(i).

         (b) The parties agree that, subject to the terms of this Agreement, ABM Manufacturing shall have the right and ability to determine the exact manner in which it performs the activities described in Section 2(a)(i) hereof and shall have the right to subcontract with third parties to perform any function or process associated with the manufacturing and testing of the Portable Units or the Other Units, subject to JRSE's oversight and quality controls. Notwithstanding the foregoing, the parties hereto contemplate that ABM Manufacturing shall enter into an agreement with Clayton whereby Clayton will be responsible for instituting and overseeing all of ABM Manufacturing's quality control procedures and processes.

         3. Term and Termination.

               (a) Term of Agreement. Subject to the terms of this Section 3, the initial term of this Agreement shall commence as of the date first written above and shall continue for a period of eight (8) years thereafter (the "Initial Term"). This Agreement shall be automatically renewed for two (2) additional terms of eight (8) years each (the "Renewal Terms") following the expiration of the Initial Term unless ABM Manufacturing provides JRSE with written notice of its desire not to renew this Agreement at least ninety (90) days prior to the expiration thereof. For purposes of this Agreement, the terms "Initial Term" and "Renewal Terms" are sometimes collectively referred to as


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the "Term". If this Agreement has been renewed for both Renewal Terms and has not been earlier terminated, then, during the last ninety (90) days of the second of the Renewal Terms, JRSE and ABM Manufacturing shall negotiate in good faith to reach a mutually acceptable agreement for the further extension of this Agreement. If JRSE and ABM Manufacturing are unable to reach such an agreement within that period of time, then this Agreement shall automatically terminate at the end of the second of the Renewal Terms.

               (b) Right to Terminate - Performance Criteria. JRSE and ABM Manufacturing agree that notwithstanding anything to the contrary contained herein, JRSE shall have no right to terminate this Agreement during the first one (1) year period of the Initial Term, except for breach of this Agreement by ABM Manufacturing or JRSE's right to terminate this Agreement pursuant to
Section 3(d) hereof. At the end of said initial one (1) year period, JRSE and ABM Manufacturing shall mutually determine reasonable performance criteria with respect to ABM Manufacturing's manufacture of the Portable Units and the Other Units based upon the results of ABMC's test marketing and realistic business growth patterns. If JRSE and ABM Manufacturing are unable to reach an agreement on reasonable performance criteria within thirty (30) days after the end of the initial one (1) year period, then either party may terminate this Agreement by written notice of termination to the other party delivered within forty-five
(45) days after the end of the initial one (1) year period. For purposes hereof, "reasonable performance criteria" is defined as that which is logically attainable in terms related to the empirical data gleaned from market analyses established during the course of the first year of this Agreement from the date of execution based upon mutual and independent inquiry by both parties hereto. If ABM Manufacturing fails to adhere to said performance criteria at any time following the end of said initial one (1) year period, JRSE agrees to provide ABM





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Manufacturing with written notice of ABM Manufacturing's failure to perform. ABM
Manufacturing shall have one (1) month following the date on which it receives the written notice from JRSE to begin taking reasonable steps to cure its failure to perform and shall have three (3) months from the date of notice to cure said failure to JRSE's reasonable satisfaction. If it fails to do so, JRSE shall have the right to terminate this Agreement upon five (5) days written notice to ABM Manufacturing.

               (c) Right to Terminate - Failure to Pay Fee. If ABM Manufacturing fails to make any payment due hereunder within thirty (30) days of the date on which said payment is due, the following shall apply: (i) ABM Manufacturing shall pay interest thereon from and including the thirty-first (31st) day after date such payment becomes due until the date the entire amount is paid in full at a rate equal to one percent (1%) per annum over the prime rate being charged by CitiBank, N.A., in New York as of the close of the business on the date the payment first becomes due, but in no event greater than the highest rate permitted by law; and (ii) if such default shall continue uncured for a period of forty-five (45) days after said payment is due, JRSE shall have the right to terminate this Agreement upon written notice of termination to ABM Manufacturing. ABM Manufacturing shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence and if there are no other defaults during such time period.

               (d) Right to Terminate - ABM Manufacturing's Loss of Clayton's Services. Except as otherwise provided herein, if ABM Manufacturing fails to enter into the agreement with Clayton contemplated by Section 2(b) of this Agreement within ninety (90) days of the date of this Agreement or, if at any time thereafter, Clayton is no longer responsible for the institution





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and oversight of all of ABM Manufacturing's quality control procedures and processes without the prior written consent of JRSE, which consent shall not be unreasonably withheld, JRSE may terminate this Agreement upon five (5) days written notice to ABM Manufacturing. Notwithstanding the foregoing, JRSE shall not have the right to terminate this Agreement pursuant to the preceding sentence (i)(A) if ABM Manufacturing's inability to enter into an agreement with Clayton is due to Clayton's decision not to enter into such an agreement or (B) if said agreement subsequently terminates as a result of Clayton's breach thereof and (ii) in either case specified in Section 3(d)(i), ABM Manufacturing has secured the services of a substitute person or firm to institute and oversee, as appropriate, its quality control procedures and processes who is reasonably satisfactory to JRSE (the "Substitute"). In the case specified in
Section 3(d)(i)(A), ABM Manufacturing must have engaged the services of the Substitute within ninety (90) days of the date of this Agreement. In the case specified in Section 3(d)(i)(B), ABM Manufacturing must have engaged the services of the Substitute within five (5) days after the termination of the agreement with Clayton and begun receiving such services within fifteen (15) days after such termination.

               (e) Other Material Breach. If ABM Manufacturing or JRSE otherwise fails to perform any of the material terms, conditions, agreements or covenants in this Agreement on its part to be performed (hereinafter referred to as "Other Default") and such Other Default is not curable, or if such default is curable but continues uncured for a period of thirty (30) days after notice thereof has been given to the defaulting party in writing by the other party or all reasonable steps necessary to cure such Other Default have not been taken by the defaulting party within said thirty (30) day period, the other party, at its sole election, may terminate this Agreement forthwith by written notice.




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               (f) Bankruptcy, Insolvency and Related Occurrences.

                    (i) Automatic Termination. In the event that ABM Manufacturing files a petition in bankruptcy, is adjudicated as bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it, which is not vacated within sixty (60) days, or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets, which custodian, receiver or trustee is not discharged within ninety (90) days, this Agreement shall terminate automatically and forthwith.

                    (ii) No Right of ABM Manufacturing Representatives to Continue Agreement. The rights granted herein are personal to ABM Manufacturing and no assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of ABM Manufacturing's assets or business shall have any right to continue this Agreement or to exploit or in any way use the Technology or the Proprietary Marks if this Agreement terminates pursuant to this subsection 3(f).

                    (iii) JRSE Right of First Refusal. Notwithstanding the provisions of subsection 3(f)(ii) above, in the event that, pursuant to local bankruptcy law, a trustee in bankruptcy of ABM Manufacturing or ABM Manufacturing, as debtor, is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, which assignment satisfies the requirements of that bankruptcy law, the trustee or ABM Manufacturing, as the case may be, shall notify JRSE of same in writing. Said notice shall set forth the name and address of the proposed assignee, the proposed consideration of the assignment and all other relevant details




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thereof. The giving of such notice shall be deemed to constitute an offer to
JRSE to have this Agreement assigned to it or to its designee for such consideration, or its equivalent in money, and upon such terms as are specified in the notice. The aforesaid offer may be accepted only by written notice given to the trustee or ABM Manufacturing, as the case may be, by JRSE within fifteen
(15) days after JRSE's receipt of the notice from such party. If JRSE fails to give its notice to such party within the said fifteen (15) days, such party may complete the assignment referred to in its notice, but only if such assignment is to the entity named in said notice and for the consideration and upon the terms specified herein. Nothing contained herein shall be deemed to preclude or impair any rights which JRSE may have as a creditor in any bankruptcy proceeding.

         4. Licensing Fee.

               (a) In consideration of the rights granted to it hereunder, ABM Manufacturing hereby agrees to pay the following to JRSE:

                    (i) Fifty Dollars ($50.00) for each Portable Unit sold to distributors by ABM Manufacturing (as determined in accordance with Section 4(b) hereof), payable no later than thirty (30) days following the end of each (A) calendar quarter during the first year of the Term and (B) month thereafter for the rest of the Term;

                    (ii) One Thousand Dollars ($1,000.00) for each Other Unit measuring eighteen (18) inches or twenty-two (22) inches (including twenty-two inch expandable models) sold to distributors by ABM Manufacturing (as determined in accordance with Section 4(b) hereof), payable no later than thirty (30) days following the end of each (A) calendar quarter during the first year of the Term and (B) month thereafter for the rest of the Term; and

                    (iii) One Thousand Five Hundred Dollars ($1,500.00) for each Other Unit measuring four (4) feet or seven (7) feet sold to distributors by ABM Manufacturing (as





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determined in accordance with Section 4(b) hereof), payable no later than thirty (30) days following the end of each (A) calendar quarter during the first year of the Term and (B) month thereafter for the rest of the Term.

               (b) For purposes of subsections 4(a)(i), 4(a)(ii) and 4(a)(iii) hereinabove, the number of Portable Units and Other Units sold by ABM Manufacturing to distributors hereunder shall be calculated by determining the total revenue received by ABM Manufacturing with respect to each type of Portable Unit and Other Unit sold, then dividing said amount by the manufacturer's retail list price for the type of Portable Unit or Other Unit in question. The amount of the licensing fee payable to JRSE with respect to each Portable Unit and Other Unit shall equal the number of Portable Units and Other Units sold during the quarter in question, times the amount of the licensing fee for each Portable Unit or Other Unit as set forth in subsections 4(a)(i), 4(a)(ii) and 4(a)(iii) hereinabove. For example, if ABM Manufacturing received total revenue of Eight Hundred Dollars ($800.00) for Portable Units that it sold during the quarterly period in question and the manufacturer's retail list price for each Portable Unit sold was Two Hundred Dollars ($200.00), the number of Portable Units sold for purposes of subsection 4(a)(i) hereinabove would be four
(4) and the fee payable to JRSE would be Two Hundred Dollars ($200.00).

               (c) Within thirty (30) days following the end of each (A) calendar quarter during the first year of the Term and (B) month thereafter during the rest of the Term, ABM Manufacturing shall furnish to JRSE a report regarding the Portable Units and the Other Units that it sold to distributors during the preceding period prepared in accordance with the terms hereof. Each report that ABM Manufacturing furnishes to JRSE shall contain the following information: (i) a description of each Portable Unit and Other Unit sold or leased during the





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period in question; (ii) the amount of total revenue received during the period in question with respect to Portable Units and Other Units; (iii) the amount of the royalty payment being paid to JRSE on each sale pursuant to the terms hereof; and (iv) such additional information as JRSE may reasonably request.

         5. Additional Covenants of JRSE.

               (a) JRSE agrees that it will supply, as soon as practically possible following the execution of this Agreement and the execution of the agreement between ABM Manufacturing and Clayton or the Substitute contemplated by Section 2(b) of this Agreement, copies of the Technological Data to ABM Manufacturing in order to allow ABM Manufacturing to pursue the activities described in Section 2(a)(i) hereof. JRSE further agrees to supply to ABM Manufacturing, on a timely basis, copies of any additional Technological Data, including but not limited to that pertaining to any improvements to the Portable Units or the Other Units, created during the Term which become available during the Term.

               (b) JRSE agrees to use its reasonable best efforts during the Term to develop a market for the Portable Units and the Other Units and to enter into arrangements with third parties for the distribution of the Portable Units and the Other Units on such terms as JRSE reasonably believes will benefit the interests of both parties hereto.

               (c) The parties contemplate that Jerry I. Jacobson, D.D.S. ("Jacobson"), the owner of the Technology, or JRSE has applied or may in the future apply with the U.S. Patent and Trademark Office for a patent or patents with respect to the Portable Units and/or the Other Units. The parties further contemplate that Jacobson or JRSE has applied or may in the future apply with the U.S. Patent and Trademark Office and/or appropriate state agencies for the registration of one or more of the Proprietary Marks. The parties agree that Jacobson and/or JRSE, as said parties shall





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determine, shall be solely responsible for any and all costs and fees associated with any such registrations and the maintenance and protection thereof.

         6. Ownership and Use of Technology and Proprietary Marks.

               (a) ABM Manufacturing hereby acknowledges that Jacobson is and shall at all times remain the owner, and that JRSE is and shall at all times remain the sole and exclusive licensor, of all right, title and interest in and to the Technology and the Proprietary Marks and that its manufacture of the Portable Units and Other Units and use of the Proprietary Marks hereunder shall not create in ABM Manufacturing's favor any right, title or interest in or to the Technology or the Proprietary Marks or any goodwill associated therewith. During the Term and at all times thereafter, ABM Manufacturing shall not knowingly do or cause to be done any act or thing which may in any way impair or tend to impair the rights, title and interest of JRSE in and to the Technology or the Proprietary Marks or any registrations with respect thereto, or which may in any way reduce the value of the Technology or detract from its reputation, nor shall ABM Manufacturing in any manner represent that it has any interest therein except as set forth herein. ABM Manufacturing further acknowledges and agrees that as the sole and exclusive licensee of the Technology and the Proprietary Marks, JRSE shall have the sole and exclusive right to use, license or otherwise transfer any and all of its rights, title and interest in and to the Technology and the Proprietary Marks, subject only to the terms of this Agreement, the Distribution Agreement and any other agreement affecting JRSE's right, title and interest in and to the Technology or the Proprietary Marks that JRSE may be a party to or may enter into at a later date. Upon the termination of this Agreement for any reason, all rights to distribute the Units and to use the Proprietary Marks granted to ABM Manufacturing hereunder shall terminate and revert to JRSE, except to the extent that said rights are sublicensed, assigned or transferred to a third party with the consent of JRSE in





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accordance with Section 9 hereof. To the extent that any use of the Technology or Proprietary Marks by ABM Manufacturing confers rights therein to ABM Manufacturing other than those granted herein, ABM Manufacturing hereby assigns said rights to JRSE, subject to all of the terms hereof.

               (b) Notwithstanding the terms of the preceding Section 6(a), the parties agree that, during the existence of this Agreement, ABM Manufacturing shall be the sole and exclusive user of any methods or procedures that ABM Manufacturing may develop in connection with the manufacturing and/or testing of the Units and all technical data or other documentation related thereto. Upon the termination of this Agreement for any reason, ABM Manufacturing's rights to use the foregoing methods, procedures, technical data and other documentation related thereto shall terminate and revert to JRSE, except to the extent that said rights are sublicensed, assigned or transferred to a third party with the consent of JRSE in accordance with Section 9 hereof.

               (c) With respect to ABM Manufacturing's use of the Proprietary Marks hereunder, the parties hereby agree as follows:

                    (i) No use of the Proprietary Marks shall state that the owner of the Proprietary Marks is any party other than Jacobson.

                    (ii) All uses of the Proprietary Marks shall at all times be in accordance with applicable laws and regulations.

                    (iii) ABM Manufacturing shall at no time make the Proprietary Marks available for use by any third party except as authorized by JRSE in writing.




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         7. Warranties and Representations of Parties.

               (a) Warranties and Representations of JRSE. JRSE represents and warrants to ABM Manufacturing the following:

                    (i) JRSE is a corporation duly organized and existing under the laws of the State of Nevada and has the full corporate power and authority to enter into and perform this Agreement and has taken all necessary corporate action to authorize and approve the execution, delivery and performance hereof;

                    (ii) This Agreement constitutes a legal, valid and binding obligation of JRSE, enforceable in accordance with the terms hereof;

                    (iii) Jacobson owns all rights to and interest in the Technology and has granted to JRSE an exclusive license in the Technology pursuant to which JRSE has the right and the ability to grant to ABM Manufacturing a sublicense to use the same as set forth herein;

                    (iv) Jacobson owns all rights to and interest in the Proprietary Marks and has granted to JRSE an exclusive license in the Proprietary Marks pursuant to which JRSE has the right and ability to grant to ABM Manufacturing a sublicense to use the same as set forth herein; and

                    (v) Jacobson and/or JRSE, as appropriate, have taken all necessary actions and has obtained all necessary governmental approvals, opinions, certifications, licenses and permits that may be required in connection with the manufacture and sale and leasing of the Portable Units and the Other Units, including but not limited to those actions and approvals which are required for the retail sale of the Portable Units to the general public.

               (b) JRSE shall defend and hereby indemnifies and otherwise holds ABM Manufacturing harmless from and against any and all losses, liability, claims, damages and expenses (including reasonable attorneys' fees and expenses) which ABM Manufacturing may sustain by reason of a third party action or claim arising out of or resulting from a breach by Jacobson or JRSE of their representations and warranties hereunder. ABM Manufacturing must





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give JRSE prompt written notice of any such action, claim or proceeding and
JRSE, in its sole discretion, then may take such action as it deems advisable to defend such action, claim or proceeding on behalf of ABM Manufacturing. In the event appropriate action is not taken by JRSE within thirty (30) days after its receipt of notice from ABM Manufacturing, ABM Manufacturing shall have the right to defend such action, claim or proceeding, but no settlement thereof may be made without the approval of JRSE, which approval shall not be unreasonably withheld. In either case, ABM Manufacturing and JRSE shall keep each other fully advised of all developments, shall provide each other with copies of all documents exchanged in court, and shall cooperate fully with each other in all respects in connection with any such defense as is made. Such indemnification shall be deemed to apply solely to (a) the amount of the judgment, if any, against ABM Manufacturing, (b) any sums paid by ABM Manufacturing in settlement, and (c) the expenses incurred by ABM Manufacturing in connection with its defense. Such indemnification by JRSE shall not apply to any damages sustained by ABM Manufacturing by reason of such infringement other than those specified above, and in no event shall apply to consequential damages, unless those consequential damages are included in the amount of the judgment against ABM Manufacturing. The provisions of this subsection (7)(b) and JRSE's obligations hereunder shall survive the expiration or termination of this Agreement.

               (c) Warranties and Representations of ABM Manufacturing. ABM Manufacturing represents and warrants to JRSE the following:

                    (i) ABM Manufacturing is a corporation duly organized and existing under the laws of the State of Ohio and has the full corporate power and authority to enter into and perform this Agreement and has taken all necessary corporate action to authorize and approve the execution, delivery and performance hereof;




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                    (ii) This Agreement constitutes a legal, valid and binding obligation of ABM Manufacturing, enforceable in accordance with the terms hereof; and

                    (iii) ABM Manufacturing shall at all times use the Proprietary Marks in accordance with the terms of this Agreement.

               (d) Owner's Assurance. Jacobson acknowledges that he is the owner of the Technology and the Proprietary Marks and that he has granted a license therein to JRSE that enables JRSE to grant a license therein to ABM Manufacturing.

         8. Indemnification.

               (a) ABM Manufacturing agrees to indemnify and hold harmless JRSE and its officers, directors, shareholders, employees, agents, successors and assigns from and against any and all claims, demands, defenses, injuries, set-offs, counterclaims, damages, losses, judgments, liabilities, penalties or fines of any nature whatsoever (including any damage to person or property), and any reasonable costs and expenses related thereto, including reasonable attorneys' fees, arising out of or relating to ABM Manufacturing's breach of any of its covenants, obligations, warranties or representations arising under the terms of this Agreement, including but not limited to those warranties and representations set forth in Section 7 hereof.

               (b) JRSE agrees to indemnify and hold harmless ABM Manufacturing and its officers, directors, shareholders, employees, agents, successors and assigns from and against any and all claims, demands, defenses, injuries, set-offs, counterclaims, damages, losses, judgments, liabilities, penalties or fines of any nature whatsoever (including any damage to person or property), and



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any reasonable costs and expenses related thereto, including reasonable attorneys' fees, arising out of or relating to the following:

                    (i) JRSE's breach of any of its covenants, obligations, warranties or representations arising under the terms this Agreement, including but not limited to those warranties and representations set forth in Section 7 hereof; or

                    (ii) Any failure of the Portable Units or the Other Units to perform in a reasonably satisfactory manner according to specifications, if such failure is attributable to any act or omission of JRSE or its employees or agents.

         9. Assignment, Sublicense or Transfer. The rights and benefits conferred upon ABM Manufacturing hereunder shall inure to the sole benefit of ABM Manufacturing, shall not be deemed to be coupled with an interest and shall not, in whole or in part, be assigned, sublicensed or otherwise transferred by ABM Manufacturing to any third party without the prior written consent of JRSE. Notwithstanding the foregoing, the parties hereto agree that ABM Manufacturing shall be entitled, with JRSE's written consent (which consent may not be unreasonably withheld), to sublicense all or a portion of its rights hereunder to manufacture and/or distribute the Portable Units and/or the Other Units if, after considering the manufacturing and distribution capabilities (including quality control procedures and processes) of the potential sublicensee, it may reasonably be concluded that said licensee could perform such activities in a manner that is reasonably consistent with ABM Manufacturing's performance thereof.

         10. Agency. Both parties agree and acknowledge that ABM Manufacturing and its employees and agents shall not, at any time for any reason, be deemed to be employees or agents of JRSE.

         11. Non-Disclosure. Neither party shall release, or cause or permit to be released, any press notices, publicity (oral or written) or advertising, or otherwise announce or disclose, or cause or permit to be announced or disclosed, in any manner whatsoever, the existence of this Agreement




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and its contents without first obtaining the express written consent of the other party hereto. Notwithstanding the foregoing, nothing set forth in the preceding sentence shall be deemed to: (a) prevent either party from discussing this Agreement and its contents with said parties' legal counsel and accountants, or any employees and agents who, in the normal course of the parties' business, have a need to know such information; (b) prevent ABM Manufacturing from selling the Portable Units to third party distributors in the manner it deems appropriate and without the prior consent of JRSE, subject to the terms of this Agreement; or (c) prevent JRSE from making any public disclosure or filing of this Agreement without ABM Manufacturing's consent if JRSE's legal counsel deems such disclosure and/or filing necessary or advisable to comply with applicable federal and/or state laws.

         12. Books and Records; Right to Audit. ABM Manufacturing shall prepare and maintain complete and accurate books of account and records (specifically including without limitation the originals or copies of documents supporting entries in the books of account) covering all transactions required to be reported to JRSE under this Agreement. JRSE and its duly authorized representatives shall have the right at JRSE's sole cost, upon no less than five
(5) days prior notice, during regular business hours at ABM Manufacturing's principal offices, for the duration of this Agreement and for six (6) months thereafter, to audit said books of account and records of ABM Manufacturing and examine all other documents and material in the possession or under the control of ABM Manufacturing with respect to matters which are required to be reported to JRSE under this Agreement and to make extracts and copies thereof. ABM Manufacturing's accounting records of sales shall be maintained separately from ABM Manufacturing's accounting records relating to other items manufactured or sold by ABM Manufacturing. All such books of account, records and documents shall be kept available by ABM Manufacturing for at least five (5) years after the end of





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each year to which they relate. In connection with any audit or examination pursuant to this Section 12, JRSE and its duly authorized representatives shall have the right to examine and inspect ABM Manufacturing's physical inventory of Portable Units and Other Units, wherever same is kept. JRSE shall have a period of time of six (6) months following the close of any audit to assert any claims for discrepancies. Any claims not asserted within the six (6) month period following the close of any audit will be barred.

         13. Restrictions on Use of Name. ABM Manufacturing shall not have the right to use the name "Jacobson Resonance Enterprises" in the name of its corporation, as an assumed name or in connection with any of its trademarks, logos, etc. without JRSE's prior written permission.

         14. ABM Manufacturing's Cooperation. At JRSE's request, ABM Manufacturing shall execute any documents reasonably required by JRSE to confirm Jacobson's ownership of all rights in and to the Technology and the Proprietary Marks and the respective rights of JRSE and ABM Manufacturing pursuant to this Agreement. Subject to Section 5(c) hereof, ABM Manufacturing shall cooperate with JRSE in connection with the filing and prosecution of applications to register the Technology and the Proprietary Marks and the maintenance and renewal of such registrations as may issue, at no cost to ABM Manufacturing.

         15. Legal Requirements. ABM Manufacturing shall use the Technology and the Proprietary Marks strictly in compliance with the legal requirements pertaining thereto in connection therewith as may be required by applicable legal provisions. ABM Manufacturing shall cause to appear on all Portable Units and Other Units that it manufactures hereunder, and on all materials on or in connection therewith, such legends, markings and notices as may be reasonably necessary in order to give appropriate notice of any trademark, trade name or other rights therein or pertaining thereto.

         16. Prohibition Against Challenges by ABM Manufacturing. ABM Manufacturing never shall challenge Jacobson's ownership of or the validity of the Technology or the Proprietary Marks, or any application for registration thereof, or any trademark registration thereof, or any rights of JRSE therein.

         17. Infringement Actions. In the event that either JRSE or ABM Manufacturing learns of any infringement or imitation of the Technology or Proprietary Marks, or of any use by any person of a Patent similar to the Technology, they promptly shall notify the other party. JRSE thereupon shall take such action as it deems advisable for the protection of its rights in and to the Technology or Proprietary Marks and, if requested to do so by JRSE, ABM Manufacturing shall cooperate with JRSE in all reasonable respects, at JRSE's sole expense. In no event, however, shall JRSE be required to take any action if it deems it inadvisable to do so. If JRSE deems it inadvisable to take any action, ABM Manufacturing may then take such action at its own expense provided it first obtains the written approval of JRSE, which approval shall not be unreasonably withheld. JRSE recognizes that in regard to any counterfeiting of the Technology, ABM Manufacturing may take immediate legal action, at its own expense, upon prior notification and approval by JRSE. Such approval shall be deemed to have been granted unless within four (4) business days after the receipt of such a request, JRSE notifies ABM Manufacturing in writing of its disapproval. JRSE shall cooperate with ABM Manufacturing in taking such legal action, at no cost to JRSE. Any award or recovery obtained by JRSE in an action commenced by JRSE shall be solely retained by JRSE. Any award or recovery obtained by ABM Manufacturing in a permitted action commenced by ABM Manufacturing may be solely retained by ABM Manufacturing. ABM Manufacturing shall not defend any action brought against it challenging its right to use the Technology or the Proprietary Marks unless it





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

shall first make written demand upon JRSE to do so and JRSE fails to defend such action on behalf of ABM Manufacturing.

         18. Insurance.

               (a) Liability Insurance. ABM Manufacturing shall procure and maintain at its own expense in full force and effect at all times during the Term with a responsible insurance carrier reasonably acceptable to JRSE, a products liability insurance policy with respect to Licensed Property with a limit of liability of not less than One Million Dollars ($1,000,000). Such insurance policy shall name JRSE as an additional insured and shall provide for at least thirty (30) days prior written notice to said parties of the cancellation or substantial modification thereof. Such insurance may be obtained by ABM Manufacturing in conjunction with a policy of products liability insurance which covers products other than the Portable Units or the Other Units. ABM Manufacturing shall deliver a certificate of such insurance to JRSE promptly upon issuance of said insurance policy and, from time to time, promptly shall furnish to JRSE evidence of the maintenance of said insurance policy. Nothing contained in this Section 18 shall be deemed to limit in any way the indemnification provisions of Section 8 hereof.

               (b) Relationship of the Parties. ABM Manufacturing is not granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of JRSE or to bind JRSE in any manner or thing whatsoever. ABM Manufacturing shall obtain all required workers' compensation and employer's liability insurance covering all employees. ABM Manufacturing accepts full and exclusive liability for the payment of any and all taxes, contributions or other sums payable for unemployment compensation insurance and retirement benefits, as well as all of the payroll taxes payable by reason of employment of sales persons or other employees. ABM Manufacturing shall be responsible for and hold JRSE harmless for all claims, demands and suits resulting from any misconduct or negligence of ABM Manufacturing's employees.

         19. Rights on Expiration or Termination.

               (a) Injunctive Relief with Respect to Licensed Property. ABM Manufacturing hereby acknowledges the irreparable harm that JRSE will incur from any unauthorized use of the Technology and the Proprietary Marks. Notwithstanding any termination or expiration of this Agreement, JRSE shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law or equity, to prohibit the unlawful or unauthorized use of the Technology and the Proprietary Marks, including but not limited to, seeking a temporary restraining order, preliminary and/or permanent injunction. The provisions of Section 21 hereof requiring a cooling off period and compulsory arbitration shall not apply to this section.

               (b) Inventory. Upon the expiration or termination of this Agreement, ABM Manufacturing immediately shall deliver to JRSE a complete and accurate schedule of ABM Manufacturing's inventory of Portable Units and Other Units and of related work in process then on hand ("Inventory").

               (c) Sale of Inventory by ABM Manufacturing. If this Agreements expires or is terminated, ABM Manufacturing shall be entitled, for an additional period of six (6) monthly only on a non-exclusive basis to sell and dispose of its Inventory. Such sales shall be made subject to all of the provisions of this Agreement and to an accounting for and the payment of license fees thereon pursuant to Section 4 of this Agreement. Such accounting and payment shall be due within thirty (30) days after the close of the said six (6) month period. JRSE shall have the right for a period of fifteen (15) days following such expiration or termination to purchase all of ABM Manufacturing's Inventory at ABM Manufacturing's cost plus twenty percent (20%).

               (d) Reversion of Rights to JRSE, Appointment of Attorney-In-Fact, Return of Materials. Except as specifically provided in subsection 19(c) above, on the expiration or termination of this Agreement, all of the rights of ABM Manufacturing under this Agreement shall terminate forthwith and shall revert immediately to JRSE, all royalties on sales theretofore made shall become immediately due and payable and ABM Manufacturing shall discontinue forthwith all use of the Technology and the Proprietary Marks, no longer shall have the right to use the Technology and the Proprietary Marks or any variation or simulation thereof, and shall promptly transfer to JRSE, free of charge, all registrations, filings, and rights with regard to the Technology and the Proprietary Marks which it may have possessed at any time.

         ABM Manufacturing hereby irrevocably appoints JRSE as ABM Manufacturing's attorney-in-fact, effective upon the termination or expiration of this Agreement, to take any necessary steps on ABM Manufacturing's behalf to cancel any recordation of the license granted hereunder and to execute any instruments necessary or desirable to confirm termination of ABM Manufacturing's rights under this Agreement.

         20. Brokerage Indemnity. Each of the parties represents that a broker was not used in connection with the introduction of the parties and the consummation of this Agreement. Both JRSE and ABM Manufacturing hereby indemnifies the other and holds it harmless from any and all liabilities (including, without limitation, reasonable attorneys' fees and disbursements paid or incurred in connection with any such liabilities) for any brokerage commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby insofar as such liabilities shall be based on arrangements or agreements made by it or on its behalf.

         21. Resolution of Disputes.

               (a) Jurisdiction. The parties hereby irrevocably submit to the personal jurisdiction of the federal and state courts of the State of Florida, in the venue of Palm Beach County (the "Courts"), in any action or proceeding arising out of or relating to this Agreement. In any court proceeding, the Courts shall have exclusive jurisdiction over the subject matter of this Agreement. JRSE agrees that service may be made upon it by serving Broad and Cassel in the manner provided for the giving of notice. ABM Manufacturing agrees that it may be served process in the manner provided for the giving of notice. The parties hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

               (b) Waiver of Immunity. To the extent that the parties have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the parties hereby irrevocably waive such immunity with respect to their obligations under this Agreement.

               (c) Sole Method of Dispute Resolution. In the event of a dispute between the parties, including all events of default, except failure to pay any licensing fee pursuant to Section 4 of this Agreement, neither party may commence formal legal action or commence arbitration proceedings unless and until the senior level executives (and their representatives, if they wish) of both parties meet face to face in a meeting(s) in an attempt to settle the dispute (the "Cooling Off Period"). This Cooling Off Period shall last for fifteen (15) days from the first date one of the parties identifies to the other party the existence of a dispute. In the event that the senior executives of the parties are unable to work out a mutually agreeable resolution during the Cooling Off period, the parties hereby agree to binding arbitration before a single arbitrator mutually agreeable to both parties who shall follow the Rules of the American Arbitration Association. The arbitrator shall be an attorney specializing in licensing at one of the intellectual property firms in Florida and neither the attorney nor the firm have any prior or current relationship with either party. The fees of the arbitrator shall be evenly shared between the parties. If within thirty (30) days the parties cannot mutually agree upon a single arbitrator, either party may file an arbitration in accordance with the Rules of the American Arbitration Association in Florida. If the breach is one which is not curable, the arbitrator's decision must include a provision that this Agreement may not be terminated if ABM Manufacturing shall pay to JRSE an amount which the arbitrator shall determine will compensate JRSE for the breach. Notwithstanding the foregoing, JRSE shall have the right to seek immediate relief in court, including but not limited to, a temporary restraining order, a preliminary injunction and/or a permanent injunction if ABM Manufacturing or any of its officers, agents and employees does anything to damage the value of the Technology or the Proprietary Marks. ABM Manufacturing shall have the right to seek equitable relief to enforce its rights hereunder in the event ABM Manufacturing believes it is being irreparably harmed. In the event either party is seeking equitable relief from a court in accordance herewith, the party seeking such relief shall provide the other party with prior written notice of the application for relief and a copy thereof. The Cooling Off Period shall not apply in the event JRSE or ABM Manufacturing should decide to seek immediate relief in court in accordance herewith.

         22. Miscellaneous.

               (a) Entire Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof.

               (b) Amendment or Modification of this Agreement. This Agreement may be amended or modified from time to time only by a written instrument executed by both of the parties hereto.

               (c) Notice. All notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery, confirmed telecopy or prepaid first class registered or certified mail, return receipt requested, to the following addresses, or such other addresses as are given to the other parties to this Agreement in the manner set forth herein:

                    JRSE:               Jacobson Resonance Enterprises, Inc.
                                        14255 U.S. Highway One, Suite 239
                                        Juno Beach, FL 33428
                                        Attn: Jerry I. Jacobson, D.D.S.,
                                                Chairman and CEO
                                        Telephone:  (561) 626-8483
                                        Telecopier: (561) 626-7764

                    Jacobson:           Jerry I. Jacobson, D.D.S.
                                        2006 Mainsail Circle
                                        Jupiter, FL 33477-1418
                                        Telephone:  (561) 746-8719
                                        Telecopier: (561) 748-8870

                    With a copy to:     Broad and Cassel
                                        Suite 1130, Broward Financial Centre
                                        500 E. Broward Boulevard
                                        Ft. Lauderdale, FL 33394
                                        Attn: William C. Phillippi, P.A.
                                        Telephone:  (954) 764-7060
                                        Telecopier: (954) 761-8135

                    ABM Manufacturing:  82 N. Miller Road
                                        Akron, OH 44333
                                        Attn: Ronald Winer
                                        Telephone:  (330) 867-3578
                                        Telecopier: (330) 867-6251

                    With a copy to:     Stark & Knoll Co., LPA
                                        76 South Main Street, Suite 1512
                                        Akron, OH  44308-1824
                                        Attn: Thomas G. Knoll, Esq.
                                        Telephone:  (330) 376-3300
                                        Telecopies: (330) 376-6237

Any such notices shall be effective when delivered in person or sent by telecopy, one business day after being sent by overnight delivery or five business days after being sent by registered or certified





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

mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

               (d) Florida Law Controlling. The laws of the state of Florida shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

               (e) Binding Nature. Except as otherwise provided in Section 9 hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

              IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SIGNED IN THE PRESENCE OF:              "JRSE"
                                        JACOBSON RESONANCE ENTERPRISES, INC.

         /s/ Debra Jacobson             By: /s/ Dr. Jerry I. Jacobson
----------------------------------          ----------------------------------
                                            Jerry I. Jacobson, D.D.S.
                                            Its Chairman and CEO
         /s/ F.A. Chaviano
----------------------------------

                                        "ABM Manufacturing"
                                        ABM MANUFACTURING, INC.

         /s/ Sue. E. Borden             By: /s/ Fred Borden
----------------------------------          ----------------------------------
                                            Fred Borden, President

         /s/ Jim Manfield
----------------------------------

                                        As to Section 7(d) only:

         /s/ Debra Jacobson             /s/ Dr. Jerry I. Jacobson
----------------------------------      --------------------------------------
                                        JERRY I. JACOBSON, D.D.S., individually

         /s/ F. A. Chaviano
----------------------------------




                                       26